FIRST AMENDMENT TO THE AMENDED AND RESTATED

                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT


         This FIRST AMENDMENT to the AMENDED AND RESTATED SHAREHOLDER PROTECTION RIGHTS AGREEMENT (this "Amendment"), is made as of March 9, 1999, between International Flavors & Fragrances Inc., a New York corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agent"), which term shall include any successor Rights Agent hereunder). All capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings set forth in the Shareholder Protection Rights Agreement (as defined below), as amended by this Amendment.

         WHEREAS, the Company and the Rights Agent entered into a Shareholder Protection Rights Agreement (the "Shareholder Protection Rights Agreement"), dated as of February 20, 1990 (as amended and restated as of September 25, 1998); and

         WHEREAS, the Board of Directors has the authority pursuant to Section 5.4(iii) of the Shareholder Protection Rights Agreement to amend the Shareholder Protection Rights Agreement in order to cure any ambiguity or to correct or supplement any provision contained therein which may be inconsistent with any other provisions therein or otherwise defective.

         NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. The Shareholder Protection Rights Agreement is hereby amended by replacing the third clause of the definition of "Expiration Time" contained in Section 1.1 in its entirety with the following sentence:

                    "(iii) the close of business on the tenth-year anniversary of the date hereof (February 20, 2000) and".

          2. Except as amended hereby, all of the terms of the Shareholder Protection Rights Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects.

          3. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE




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               FEDERAL LAW WITHOUT REGARD TO CHOICE OF LAW RULES.

          4. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                          INTERNATIONAL FLAVORS &
                                             FRAGRANCES INC.


                                          By: /s/ Stephen A. Block
                                             -----------------------------------
                                             Name:  Stephen A. Block
                                             Title: Vice President & Secretary


                                          THE BANK OF NEW YORK,
                                             as Rights Agent


                                          By: /s/ Leslie A. DeLuca
                                             -----------------------------------
                                             Name:  Leslie A. DeLuca
                                             Title: Vice-President